EXHIBIT 99






For immediate release			Contact:  Bob Fauteux -- 212-573-3079
August 14, 1998


             PFIZER AGREES TO SELL HOWMEDICA TO STRYKER CORPORATION

NEW YORK, August 14 --- Pfizer Inc has agreed to sell the Howmedica business of the Pfizer Medical Technology Group (MTG) to Stryker Corporation (SYK) for $1.9 billion, the companies announced today. With global operations and based in Rutherford, New Jersey, Howmedica manufactures and sells devices for orthopedic reconstruction, for trauma repair and for skull and facial surgery. In 1997, Howmedica reported sales of approximately $820 million.

Stryker Corporation, based in Kalamazoo, Michigan, is an international manufacturer of orthopedic products, instruments for arthroscopy and general surgery, and other medical products.

Following the sale of its Valleylab business in January 1998, Pfizer announced in February that the company would begin to explore strategic options, including divestiture of all or part of the MTG businesses in a public or private transaction.

"Our decision to divest Howmedica gives this business and its employees new opportunities for growth," said William C. Steere, Jr., chairman and chief executive officer of Pfizer Inc. "We believe this transaction well serves the interests of Howmedica, Pfizer and our shareholders."

"Howmedica is a respected leader in orthopedics, and its employees have made a number of important contributions to Pfizer's success in serving that clinical area over the past 26 years," said David L. Shedlarz, senior vice president and chief financial officer of Pfizer Inc. "We wish the employees of Howmedica well as they prepare to set their course for future growth in strategic partnership with Stryker."

The Howmedica transaction is subject to the usual regulatory approvals and is expected to close later this year.

Upon the closing of the sales of the Howmedica, American Medical Systems and Schneider Worldwide businesses, all of which are expected to take place later this year, Pfizer will have fully divested its Medical Technology Group.

Pfizer Inc is a research-based health care company with global operations. The company reported revenues of about $12.5 billion for 1997, and expects to spend about $2.3 billion on research and development this year.



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